Exhibit 2.1

SECURITIES EXCHANGE AGREEMENT

BY AND BETWEEN

GLOBALWISE INVESTMENTS, INC.

AND

INTELLINETICS, INC.

DATED AS OF FEBRUARY 10, 2012

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of February 10, 2012, by and among GLOBALWISE INVESTMENTS, INC., a Nevada corporation (the “Company”), INTELLINETICS, INC., an Ohio corporation (the “Intellinetics”).

RECITALS

A. Immediately prior to the Closing (as defined below), Intellinetics will have issued and outstanding 6,029 shares of common stock, no par value, of Intellinetics (the “Intellinetics Common Stock”);

B. The Company’s current shareholders will have as of the Closing and prior to the Closing (the “Securities Exchange”), 4,556,000 shares of common stock, par value $0.001, issued and outstanding and the Company will have no other securities issued and outstanding;

C. The Board of Directors of the Company and the Board of Directors of Intellinetics have determined that the Securities Exchange is fair to, and in the best interests of, their respective corporations and their respective shareholders;

D. Following the Securities Exchange,

(1) the Company will have issued and outstanding (a) 32,590,850 shares of common stock of which (i) 4,556,000 shares will be owned by persons who are the current shareholders of the Company immediately prior to the Securities Exchange; and (b) 28,034,850 shares will be owned by persons who are the current shareholders of Intellinetics Common Stock immediately prior to the Securities Exchange;

(2) One of the Company’s two directors shall have resigned and one person designated by Intellinetics shall have been elected as a director of the Company;

(3) Intellinetics shall be a wholly-owned subsidiary of the Company.

E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a)(l)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE SECURITIES EXCHANGE

1.1 Exchange of Intellinetics Common Stock. Subject to and upon the terms and conditions of this Agreement, the Company agrees to issue to each holder of Intellinetics Common Stock (the “Intellinetics Holder”) at the applicable closing, in exchange for each one (1) share of Intellinetics Common Stock held by such Intellinetics Holder, 4,650 shares of Company common stock (the “Company Common Stock”). The Securities Exchange; and the other transactions contemplated by this Agreement, are hereinafter sometimes referred to as the “Transactions.” After the Transactions the Intellinetics Holders shall own approximately 86% of the Company on a fully-diluted basis and the Company stockholders shall retain approximately 14% of the Company on a fully-diluted basis.

1.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Securities Exchange shall take place at the offices of the Company at a time and date to be specified by the parties no later than the third business day after the Closing. The closing (the “Closing”) shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree (the “Closing Date”).

1.3 Exchange Requirements.

(a) Restrictions on Intellinetics Common Stock. If any Intellinetics Common Stock outstanding immediately prior to the Closing are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Intellinetics, then the Company Common Stock issued in exchange for such Intellinetics Common Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such Company Common Stock may accordingly be marked with appropriate legends and notices to the Company’s transfer of such restrictions also. The Company shall take all action that may be necessary to ensure that, from and after the Closing, the Company is entitled to exercise any such repurchase option or other right set forth in any such restricted securities agreement or other agreement.

(b) Transfers of Ownership. If certificates representing any Company Common Stock issued in the Securities Exchange are to be issued in a name other than that in which the certificates representing the Intellinetics Common Stock surrendered in exchange therefore are registered, it will be a condition of the issuance thereof that the certificates representing the Intellinetics Common Stock so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to the Company or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing Company Common Stock in any name other than that of the registered holder of the certificates surrendered, or established to the satisfaction of the Company or any agent designated by it that such tax has been paid or is not payable.

(c) Limited Power of Attorney. Each Intellinetics Holder hereby expressly and irrevocably grants to the Chief Executive Officer of Intellinetics a limited special power of attorney constituting and appointing such officer as the attorney-in-fact for such Intellinetics Holder, with power and authority to act in his name and on his behalf, enter into and execute such documents, instruments and agreements, endorse for transfer any and all certificates or documents evidencing Intellinetics Common Stock, and to take such other reasonable actions as may be necessary to accomplish the Securities Exchange, all in the name of and on behalf of each such Intellinetics Holder.

1.4 Procedure for the Securities Exchange.

(a) Standard Registrar & Transfer Co., Inc., the Company’s transfer agent and registrar, shall be designated by the parties hereto to act as the exchange agent (the “Exchange Agent”) in the Securities Exchange.

(b) Prior to the Closing Date, the Company shall make available to the Exchange Agent the shares of Company Common Stock to be issued in the Securities Exchange in exchange for the corresponding Intellinetics Common Stock, in accordance with the terms of this Agreement and as provided in Schedule 1.4(b) hereto.

(c) Upon surrender to the Exchange Agent of the certificate or documents evidencing Intellinetics Common Stock, along with such other documents as the Exchange Agent may reasonably request in connection with the Securities Exchange, the Exchange Agent shall deliver the appropriate Company Common Stock, (the “Company Common Stock”) to such Intellinetics Holder in accordance with Section 1.1 hereof.

1.5 Tax Consequences. It is intended by the parties hereto that the Exchange shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.6 Investment Representation. All Company Common Stock issued in accordance with the terms hereof shall, when issued, be restricted securities and may not be sold, transferred or otherwise disposed of by the holders thereof without registration under the Securities Act of 1933, as amended (the “Securities Act”) or an available exemption from registration under the Securities Act. The certificates or other documents representing the Company Securities issued in accordance with the terms hereof will contain the appropriate restrictive legends. Each Intellinetics Holder shall provide a statement of investment intent in the form of Exhibit B attached hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF INTELLINETICS

Intellinetics hereby represents and warrants to, and covenants with, the Company, as follows:

2.1 Organization and Qualification.

(a) Intellinetics is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Intellinetics to be conducted. Intellinetics is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the “Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Intellinetics to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Intellinetics. Complete and correct copies of the articles of incorporation or organization and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of Intellinetics, as amended and currently in effect, have been heretofore delivered to the Company. Intellinetics is not in violation of any of the provisions of its Charter Documents.

(b) Intellinetics is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Intellinetics.

(c) The minute books of Intellinetics contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”), since the time of Intellinetics’s organization. Copies of such Corporate Records of Intellinetics have been heretofore delivered to the Company.

(d) The stock transfer and ownership records of Intellinetics contain true, complete and accurate records of the stock ownership as of the date of such records and the transfers involving the capital stock of Intellinetics since the time of Intellinetics’s organization. Copies of such stock records of Intellinetics have been heretofore delivered to the Company.

2.2 Subsidiaries. Intellinetics has no subsidiaries.

2.3 Capitalization.

(a) As of the Closing Date, the authorized capital stock of Intellinetics shall consist of 10,000 shares of Intellinetics Common Stock, no par value, and 1,000 shares of Preferred Stock, par value $0.01. As of January 31, 2012, 6,029 shares of Intellinetics Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and no shares of Preferred Stock were outstanding. All outstanding securities of Intellinetics have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts (as defined below).

(b) There are no equity securities or similar ownership interests of any class of any equity security of Intellinetics, or any securities exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Schedule 2.3 hereof there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Intellinetics is a party or by which it is bound obligating Intellinetics to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of Intellinetics or obligating Intellinetics to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Intellinetics is a party or by which Intellinetics is bound with respect to any equity security of any class of Intellinetics.

2.4 Authority Relative to this Agreement. Intellinetics has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Transactions). The execution and delivery of this Agreement and the consummation by Intellinetics of the transactions contemplated hereby (including the Transactions) have been duly and validly authorized by all necessary corporate action on the part of Intellinetics (including the approval by its Board of Directors), and no other corporate proceedings on the part of Intellinetics are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Intellinetics and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Intellinetics, enforceable against Intellinetics in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and public policy.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Intellinetics does not, and the performance of this Agreement by Intellinetics shall not, (i) conflict with or violate Intellinetics’s Charter Documents, (ii) subject to the execution of this Agreement by the stockholders of Intellinetics, conflict with or violate any Legal Requirements (as defined below), or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Intellinetics’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Intellinetics pursuant to, any Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Intellinetics.

(b) The execution and delivery of this Agreement by Intellinetics does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Intellinetics is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Intellinetics or, after the Closing, the Company, or prevent consummation of the Transactions or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance. To the knowledge of Intellinetics, it has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Intellinetics. To Intellinetics’s knowledge, the businesses and activities of Intellinetics have not been and are not being conducted in violation of any Legal Requirements. Intellinetics is not in default or violation of any term, condition or provision of any applicable Charter Documents or Contracts. To Intellinetics’s knowledge no written notice of non-compliance with any Legal Requirements has been received by Intellinetics (and Intellinetics has no knowledge of any such notice delivered to any other Person). Intellinetics is not in violation of any term of any contract or covenant relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation.

2.7 Financial Statements.

(a) Intellinetics has provided to the Company a correct and complete copy of the audited financial statements (including, in each case, any related notes thereto) of Intellinetics for the fiscal years ended December 31, 2010 and 2009, prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), were audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) by an independent accountant registered with PCAOB, and each fairly presents in all material respects the financial position of Intellinetics at the respective dates thereof and the results of its operations and cash flows for the periods indicated, and each does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Intellinetics has provided to the Company a correct and complete copy of the unaudited financial statements (including, in each case, any related notes thereto) of Intellinetics for the nine-month period ending September 30, 2011, which complied as to form in all material respects with, and were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto), and were reviewed by an independent accountant registered with PCAOB, and such statements fairly present in all material respects the financial position of each at the dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Intellinetics.

(c) The books of account and other financial records of Intellinetics have been maintained in accordance with good business practice.

2.8 No Undisclosed Liabilities. Intellinetics has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Intellinetics, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheets of Intellinetics as of September 30, 2011 prepared in accordance with U.S. GAAP, which have been delivered to the Company, and (ii) such liabilities arising in the ordinary course of Intellinetics’s business since September 30, 2011, none of which would have a Material Adverse Effect on Intellinetics.

2.9 Absence of Certain Changes or Events. Except as set forth in the interim balance sheets of Intellinetics as of September 30, 2011 (including the notes thereto), since September 30, 2011, there has not been: (i) any Material Adverse Effect on Intellinetics, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Intellinetics’s stock, or any purchase, redemption or other acquisition by Intellinetics of any of Intellinetics’s capital stock or any other securities of Intellinetics or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Intellinetics’s capital stock, or any amendment or modification of the terms of any options, warrants or convertible securities of Intellinetics, (iv) any granting by Intellinetics of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Intellinetics of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Intellinetics of any increase in severance or termination pay or any entry by Intellinetics into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Intellinetics of the nature contemplated hereby, (v) entry by Intellinetics into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Intellinetics with respect to any Governmental Entity, (vi) any material change by Intellinetics in its accounting methods, principles or practices, (vii) any change in the auditors of Intellinetics, (vii) any issuance of capital stock, options or warrants of Intellinetics, or (viii) any revaluation by Intellinetics of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Intellinetics other than in the ordinary course of business.

2.10 Litigation. There are no claims, suits, actions or proceedings pending, or to the knowledge of Intellinetics, threatened against Intellinetics, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the Transactions or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Intellinetics or have a Material Adverse Effect on the ability of the parties hereto to consummate the Transactions.

2.11 Employee Benefit Plans.

(a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Intellinetics, or any trade or business (whether or not incorporated) which is under common control with Intellinetics, with respect to which Intellinetics has liability (collectively, the “Plans”) has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements of Intellinetics. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Intellinetics is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Intellinetics, threatened by any governmental agency with respect to any Plans. Except as disclosed on Schedule 2.11, all contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Except as disclosed on Schedule 2.11, Intellinetics does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Intellinetics in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Intellinetics (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Intellinetics under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12 Labor Matters. Intellinetics is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Intellinetics nor does Intellinetics know of any activities or proceedings of any labor union to organize any such employees.

2.13 Restrictions on Business Activities. To Intellinetics’s knowledge there is no agreement, commitment, judgment, injunction, order or decree binding upon Intellinetics or to which Intellinetics is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Intellinetics, any acquisition of property by Intellinetics or the conduct of business by Intellinetics as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Intellinetics.

2.14 Title to Property.

(a) Intellinetics owns or lease real property (the “Real Property”) as described on Schedule 2.14. There are no options or other contracts under which Intellinetics has a right to acquire any interest in real property.

(b) All leases of real property held by Intellinetics and all personal property and other property and assets of Intellinetics (other than Real Property) owned, used or held for use in connection with the business of Intellinetics (the “Personal Property”) are shown or reflected on the interim balance sheets of Intellinetics prepared in accordance with U.S. GAAP. Intellinetics owns and has good and marketable title to the Personal Property, and all such assets and properties are in each case held free and clear of all Liens, except for Liens disclosed in the financial statements of Intellinetics prepared in accordance with U.S. GAAP or in Schedule 2.14 hereto, none of which Liens has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of Intellinetics.

(c) All leases pursuant to which Intellinetics leases from others material Real Property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Intellinetics or, to Intellinetics’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on Intellinetics.

2.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(i) Intellinetics has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (the “Returns”) required to be filed by Intellinetics with any Tax authority prior to the date hereof, except such Returns which are not material to Intellinetics. All such Returns are true, correct and complete in all material respects. Intellinetics has paid all Taxes shown to be due on such Returns.

(ii) All Taxes that Intellinetics is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) Intellinetics has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Intellinetics, nor has Intellinetics executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Returns of Intellinetics by any Tax authority is presently in progress, nor has Intellinetics been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by Intellinetics has been proposed in writing, formally or informally, by any Tax authority to Intellinetics or any representative thereof.

(vi) Intellinetics has no liability for any material unpaid Taxes which have not been accrued for or reserved on Intellinetics’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Intellinetics, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Intellinetics in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Intellinetics.

(vii) Intellinetics has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect to Intellinetics’s knowledge: (i) Intellinetics has complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Intellinetics (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Intellinetics were not contaminated with Hazardous Substances during the period of ownership or operation by Intellinetics; (iv) Intellinetics is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) Intellinetics has not been associated with any release or threat of release of any Hazardous Substance; (vi) Intellinetics has not received any notice, demand, letter, claim or request for information alleging that Intellinetics may be in violation of or liable under any Environmental Law; and (vii) Intellinetics is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.17 Brokers; Third Party Expenses. Except as disclosed and defined in Section 5.8, (i) Intellinetics has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby; and (ii) no shares of common stock, options, warrants or other securities of Intellinetics are payable to any third party by Intellinetics as a result of the Transactions.

2.18 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (“Domain Names”); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

“Intellinetics Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Intellinetics.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“Intellinetics Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Intellinetics.

“Intellinetics Products” means all current versions of products or service offerings of Intellinetics.

(a) To Intellinetics’s knowledge, Intellinetics Intellectual Property and Intellinetics Products are not subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Intellinetics, or which may affect the validity, use or enforceability of such Intellinetics Intellectual Property or Intellinetics Products, which in any such case could reasonably be expected to have a Material Adverse Effect on Intellinetics.

(b) Intellinetics owns and has good and exclusive title to each material item of Intellinetics Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and Intellinetics is the exclusive owner of all material Intellinetics Registered Intellectual Property used in connection with the operation or conduct of the business of Intellinetics including the sale of any products or the provision of any services by Intellinetics.

(c) The operation of the business of Intellinetics as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Intellinetics (including Intellinetics Products) and (ii) Intellinetics’s use of any product, device or process, to Intellinetics’s knowledge and except as could not reasonably be expected to have a Material Adverse Effect, has not and does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.19 Agreements, Contracts and Commitments. (a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, note, bond, liens, license, permit, franchise, purchase orders, sales orders, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments, or other instrument or obligation (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Intellinetics is a party or by or to which any of the properties or assets of Intellinetics may be bound, subject or affected (including without limitation notes or other instruments payable to Intellinetics) and (ii) the term “Material Contracts” shall mean (x) each Contract (I) providing for payments (past, present or future) to Intellinetics in excess of $50,000 in the aggregate or (II) under which or in respect of which Intellinetics presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $50,000, (y) each Contract which otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of Intellinetics and (z) without limitation of subclause (x) or subclause (y), each of the following Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from Intellinetics, or any officer, director or 5% or more stockholder (the “Insider”) of Intellinetics;

(ii) any guaranty, direct or indirect, by Intellinetics or any Insider of Intellinetics of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii) any Contract made other than in the ordinary course of business or (x) providing for the grant to any preferential rights to purchase or lease any asset of Intellinetics or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Intellinetics;

(iv) any obligation to register any shares of the capital stock or other securities of Intellinetics with any Governmental Entity;

(v) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other persons;

(vi) any collective bargaining agreement with any labor union;

(vii) any lease or similar arrangement for the use by Intellinetics of personal property;

(viii) any Contract granting or purporting to grant, or otherwise in any way relating to any other interest (including, without limitation, a leasehold interest) in real property; and

(b) Except as set forth on Schedule 2.19, each Contract was entered into at arms’ length and in the ordinary’ course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Contracts (or written summaries in the case of oral Material Contracts) and of all outstanding offers or proposals of Intellinetics has have been heretofore delivered to the Company.

(c) Except as set forth in Schedule 2.19, neither Intellinetics nor to the best of Intellinetics’s knowledge any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Contract, and no party to any Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Intellinetics. Each agreement, contract or commitment to which Intellinetics are a party or by which they are bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Intellinetics.

2.20 Insurance. Intellinetics has in force insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) of Intellinetics which Intellinetics reasonably believes are adequate in amount and scope for the Business in which they are engaged.

2.21 Governmental Actions/Filings. Intellinetics has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Intellinetics of its businesses (as presently conducted and as presently proposed to be conducted) or used or held for use by Intellinetics, except for those which the failure to have could reasonably be expected to have a Material Adverse Effect. Each such Governmental Action/Filing is in full force and effect and Intellinetics is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings. To Intellinetics’s knowledge no Governmental Action/Filing is necessary to be obtained, secured or made by Intellinetics to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions. No employee, officer, director or stockholder of Intellinetics or a member of his or her immediate family is indebted to Intellinetics, nor is Intellinetics indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Intellinetics, and (iii) for other employee benefits made generally available to all employees. To Intellinetics’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Intellinetics is affiliated or with whom Intellinetics has a contractual relationship, or any Person that competes with Intellinetics, except that each employee, stockholder, officer or director of Intellinetics and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Intellinetics. To the knowledge of Intellinetics, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Intellinetics (other than such contracts as relate to any such individual ownership of capital stock or other securities of Intellinetics).

2.23 Board Approval. The board of directors of Intellinetics or similar governing body (including any required committee or subgroup of thereof) has, as of the date of this Agreement, unanimously approved, this Agreement and the transactions contemplated hereby.

2.24 Shareholder Consent. The Board of Directors of Intellinetics will seek approval of Intellinetics Holders to the Securities Exchange as described in this Agreement in the form of Exhibit A attached hereto.

2.25 Representations and Warranties Complete. The representations and warranties of Intellinetics included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and covenants with, Intellinetics, as follows:

3.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of the Company, as amended and currently in effect, have been heretofore delivered to Intellinetics.

(b) The Company is duly qualified to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) The minute books of the Company contain true, complete and accurate Corporate Records, since the time of the Company’s organization. Copies of such Corporate Records of the Company have been heretofore delivered to Intellinetics.

(d) The stock transfer and ownership records of the Company contain true, complete and accurate records of the stock ownership as of the date of such records and the transfers involving the capital stock of the Company since the time of the Company’s organization. The Company’s current outside transfer agent is Standard Registrar and Transfer Company. Copies of such Stock Records of the Company have been heretofore delivered to Intellinetics.

3.2 Subsidiaries. The Company has no Subsidiaries.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares, $0.01 par value, of Company Common Stock. At the close of business on the day immediately preceding the Closing Date, (i) 4,556,000 shares of the Company Common Stock will be issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive right or similar right; (ii) no shares of the Company Common Stock will be issuable or reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to any employees of Company or other parties (the “Company Stock Options”); (iii) no shares of the Company Common Stock will be issuable or reserved for issuance upon the exercise of outstanding warrants to purchase the Company Common Stock; and (iv) no shares of the Company Common Stock will be issuable or reserved for issuance upon the conversion of any outstanding convertible notes, debentures or securities. All shares of Company Common Stock subject to issuance pursuant to this Agreement, upon issuance pursuant to this Agreement in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. All currently outstanding shares of the Company’s Common Stock have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations.

(b) There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity (or other) security, call, right, commitment or agreement.

(c) There are no registration rights, rights of first refusal, anti-dilution rights and/or similar rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.

3.4 Authority Relative to this Agreement. The Company has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Transactions). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Transactions) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not: (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for applicable requirements, if any, of the Securities Act, the Exchange Act and the rules and regulations thereunder.

3.6 Compliance. The Company has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. The businesses and activities of the Company have not been and are not being conducted in violation of any Legal Requirements. The Company is not in default or violation of any term, condition or provision of its Charter Documents. To the Company’s knowledge, no written notice of non-compliance with any Legal Requirements has been received by the Company.

3.7 SEC Filings; Financial Statements; Bulletin Board.

(a) The Company has filed all documents required to be filed by it pursuant to Sections 13 and 15 of the Exchange Act of 1934, as amended (the “Exchange Act”), as applicable (the “Company SEC Documents”).

(b) As of its respective filing date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Company as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the Company SEC Documents, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto. The Company has disclosed to Intellinetics all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Company) due after the date hereof. As of the date hereof, all liabilities of the Company have been paid off and shall in no event remain liabilities of the Company, or the Company following the Closing.

(d) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in any SEC filing or report contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) The Company Stock is currently subject to quotation on the FINRA Over-the-Counter Bulletin Board (“OTC BB”) and has received no notice, and has no reason to believe, that such quotation will be discontinued.

3.8 No Undisclosed Liabilities. The Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except (i) liabilities provided for in or otherwise disclosed in the Company SEC Reports filed prior to the date hereof, (ii) liabilities incurred since September 30, 2011 in the ordinary course of business, none of which would have a Material Adverse Effect on the Company, and (iii) those liabilities and obligations specifically set forth in Section 5.8.

3.9 Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2011, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, or (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company, or (viii) any revaluation by the Company of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable.

3.10 Litigation. There are no claims, suits, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Transactions.

3.11 Employee Benefit Plans. The Company has never maintained, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. The Company has never been a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees.

3.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on the Company.

3.14 Title to Property. The Company has never owned Real Property and for the last five years has not leased any Real Property or owned or leased any Personal Property. There are no options or other contracts under which the Company has a right or obligation to acquire or lease any interest in Real Property.

3.15 Taxes. To the Company’s knowledge.

(a) The Company has filed all Returns necessary to be filed by the Company with any Tax authority prior to the date hereof. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due on such Returns.

(b) The Company has no liability for any unpaid Taxes and has net operating loss carry forwards available to offset future taxable income.

(c) The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that could prevent the Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16 Environmental Matters. The Company has complied with all applicable Environmental Laws. The Company has not owned any real properties subject to Environmental Laws and has not conducted operations subject to Environmental Laws.

3.17 Brokers. Except for the obligations for the Closing Payment (as defined in Section 5.9), the Company has not incurred any liability for brokerage or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property. The Company does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property.

3.19 Agreements, Contracts and Commitments.

(a) Except for the Closing Payment, the agreements with Transfer Agent, and as set forth in the Company SEC Reports, there are no contracts, agreements, leases, mortgages, indentures, note, bond, liens, permit, franchise, purchase orders, sales orders, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected, which either (a) creates or imposes a liability greater than $5,000, or (b) may not be cancelled without penalty by the Company on less than 30 days’ or less prior notice (the “Company Contracts”).

(b) Each Company Contract was entered into and in the ordinary course, is in full force and effect and is valid and binding.

(c) Neither the Company nor, to the knowledge of the Company, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each agreement, contract or commitment to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on the Company.

3.20 Insurance. The Company does not maintain any Insurance Policies.

3.21 Governmental Actions/Filings. The Company has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by the Company of its businesses (as presently conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to Intellinetics. Each such Governmental Action/Filing is in full force and effect and the Company is in compliance respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or the ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings. To the Company’s knowledge, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

3.22 Interested Party Transactions. Except as set forth in the Company’s SEC Reports, no employee, officer, director or more than 5% stockholder of the Company is indebted to the Company other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in the Company’s SEC Reports, no officer, director or more than 5% stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company.

3.23 Indebtedness; Company Assets. Except as set forth in the Company’s SEC Reports, the Company has no indebtedness for borrowed money. Any indebtedness for borrowed money shall be paid or otherwise satisfied prior to or at the Closing. Immediately prior to the Closing, the Company will have no assets.

3.24 Exchange Act Reporting. The Company is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the shares of the Company’s common stock have been duly and properly issued and the Company is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on the Company.

3.25 Board Approval. The Board of Directors of the Company (including any required committee or subgroup of the Board of Directors of the Company) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions and approved this Agreement and the transactions contemplated hereby, and (ii) determined that the Transactions are in the best interests of the Company or its shareholders and no further corporate authorization is required.

3.26 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.27 Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could become applicable to the Intellinetics Holders as a result of the Intellinetics Holders and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Company Common Stock and the Intellinetics Holders’ ownership of the Company Stock.

3.28 Certain Registration Matters. Except as specified in the Company SEC Documents, the Company has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied.

3.29 Foreign Corrupt Practices. Neither the Company, nor to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.30 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the officers by others within the Company. The Company’s officers have evaluated the effectiveness of the Company’s controls and procedures. Since inception, there have been no significant changes in the Company’s internal controls or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business by Company and Intellinetics. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Intellinetics shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Intellinetics shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Intellinetics, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Intellinetics license on an exclusive basis or sell any Intellectual Property of the Company, or Intellinetics as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, or amend or modify the terms of any options, warrants or convertible securities;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Intellinetics, as applicable, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Intellinetics or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of such party;

(j) Incur any indebtedness for borrowed money in excess of $10,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Intellinetics or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of Intellinetics or of the Company included in the Company SEC Reports, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Intellinetics is a party or of which Intellinetics is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Contract of the Company, or Intellinetics, as applicable, or other material contract or material agreement to which the Company, or Intellinetics is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder, none of which shall have a Material Adverse Effect;

(n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $10,000 in any 12 month period;

(p) Engage in any action that could reasonably be expected to cause the Transactions to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(q) Except as contemplated by Article V herein or as set forth in Schedule 4.1(q) hereto, settle any litigation;

(r) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s) Form, establish or acquire any Subsidiary;

(t) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans; or

(u) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Sections 4.1(a) through (t) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Required Actions.

(a) At the time of Closing and effective upon the Share Exchange, the Company shall cause its current officers to resign and new officers designated by Intellinetics to be appointed. The Company shall cause one of its current directors to resign upon Closing and a replacement director designated by Intellinetics shall be appointed to fill the vacancy. Intellinetics shall designate the Company’s new board members no more than 15 days after the filing and dissemination of an information statement on Schedule 14f-1. The parties agree that no action shall be taken by the Company’s Board of Directors until such time as the remaining current director resigns or is replaced as a member of the Company’s Board of Directors.

(b) Intellinetics shall prepare and deliver to the Company no later than at the Closing, a current report on Form 8-K announcing the Closing, which shall include all information required by such form, including without limitation the information required in a Form 10 with respect to Intellinetics, the U.S. GAAP Financial Statements and the Company Pro Forma Financial Statements (as defined below) (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to the

Company. Prior to the Closing, Intellinetics shall prepare a press release announcing the consummation of the Transactions hereunder (the “Press Release”). Following the Closing, the Company shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

(c) Prior to the Closing, Intellinetics shall deliver to the Company the audited financial statements of Intellinetics for the fiscal year ended December 31, 2010 and 2009, which financial statements shall comply in all material respects with the published rules and regulations of the SEC, shall be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved, were audited in accordance with the auditing standards of the PCAOB by an independent accountant registered with PCAOB (the “Accountant”), and such statements fairly present in all material respects the financial position of Intellinetics at the dates thereof and the results of its operations and cash flows for the periods indicated, and (ii) (collectively, the “U.S. GAAP Financial Statements”). Prior to the Closing, Intellinetics shall deliver to the Company the unaudited financial statements (including, in each case, any related notes thereto) of Intellinetics for the nine month period ended September 30, 2011, which financial statements shall comply in all material respects with the published rules and regulations of the SEC, shall be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto), were reviewed by an independent accountant registered with PCAOB, and such statements fairly present in all material respects the financial position of each at the dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Intellinetics (“Interim Financial Statements”).

(d) The annual financial statements included in the U.S. GAAP Financial Statements and the Interim Financial Statements shall have been audited and reviewed, respectively, by the Accountant, and Intellinetics shall provide the Company with its permission, and shall cause the Accountant to provide its permission, to include such financial statements in any SEC filings by the Company or Intellinetics in a timely manner (“Permissions”).

(e) As soon as practical following the date hereof, Intellinetics shall deliver to the Company pro forma consolidated financial statements for Intellinetics and the Company giving effect to the Transactions, for such periods as required by the SEC to be included in a Form 8-K or any other report or form required to be filed with the SEC at or after the Closing with respect to the Transactions, all prepared in all material respects with the published rules and regulations of the SEC and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements shall have been reviewed by, the Accountant and shall be in a format acceptable for inclusion on the Transaction 8-K.

(f) The Company and Intellinetics shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Transactions and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions or any of the other transactions contemplated hereby. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Intellinetics shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Intellinetics shall act reasonably and as promptly as practicable.

5.2 Required Information. In connection with the preparation of the Transaction Form 8-K and Press Release, and for such other reasonable purposes, the Company and Intellinetics each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Company and Intellinetics to any third party and/or any Governmental Entity in connection with the Transactions and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.3 Confidentiality; Access to Information.

(a) Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transactions contemplated hereby.

(b) Access to Information.

(i) The Company will afford Intellinetics and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Intellinetics may reasonably request. No information or knowledge obtained by Intellinetics in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

(ii) Intellinetics will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Intellinetics during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Intellinetics, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

5.4 Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to the Closing, no party shall issue any statement or communication to the public regarding the Transactions without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transactions, it shall, if possible, immediately notify the other party prior to such disclosure. Notwithstanding the foregoing, the parties hereto agree that the Company will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and that the Company’s stockholders may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

5.5 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Intellinetics and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Transactions and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Intellinetics or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(b) The Company shall give prompt notice to Intellinetics upon becoming aware that any representation or warranty made by them contained in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Intellinetics shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Intellinetics to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.6 Treatment as a Reorganization. Neither Intellinetics nor the Company shall take any action prior to or following the Transactions that could reasonably be expected to cause the Share Exchange to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

5.7 Absence of Material Liabilities. Immediately prior to the Closing, the Company shall have no liabilities or obligations requiring the payment of monies, other than obligations under or with respect to: (i) any agreement with the Transfer Agent, (ii) the Company Contracts disclosed under Section 3.19 hereto, (iii) liabilities and obligations to be paid at or prior to the Closing; and (iv) accounts payable, accrued expenses and other liabilities of the Company with respect to the period prior to the Closing to be paid in full. Following the Closing, Intellinetics shall pay and satisfy the Company’s obligations under the agreement with the Transfer Agent, and the remaining Company Contracts.

5.8 Cash Payments at the Closing. Intellinetics has previously deposited Two Hundred Twenty Thousand ($220,000) in an account designated by the Company to pay for fees and costs relating to the closing of this transaction, (such applicable sum being referred to herein, as the “Closing Payment”) and any other costs and/or fees that Intellinetics and/or the Company may mutually agree upon.

5.9 Business Records. At the Closing, the Company shall cause to be delivered to Intellinetics all records and documents relating to the Company, which the Company possesses, including, without limitation, books, records, government or regulatory filings and correspondence, Returns, Charter Documents, orders, and correspondence, director and stockholder minutes and resolutions, stock ownership records, financial information and records, and other documents used in or associated with the Company (the “Business Records”).

5.10 Delivery of Stock Records. At the time of Closing, the Company shall deliver to Intellinetics a certified complete and current listing of the holders of all Company Common Stock from the Company’s transfer agent.

5.11 Exclusivity. Each of the Company and Intellinetics shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each of the Company and Intellinetics shall notify each other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each party to this Agreement to effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by both the Company and Intellinetics:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the

Transactions illegal or otherwise prohibiting consummation of the Transactions, substantially on the terms contemplated by this Agreement. All waiting periods, if any, under any foreign law in any jurisdiction in which the Company or Intellinetics has material operations relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Transactions in connection with the transactions contemplated hereby shall have been obtained.

(b) Transaction 8-K. Transaction Form 8-K shall have been created by Intellinetics and filed by the Company’s new officers and directors with the SEC at the Closing, and the Press Release shall have been distributed.

6.2 Additional Conditions to Obligations of Intellinetics. The obligations of Intellinetics to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Intellinetics:

(a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date. Intellinetics shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect with respect to the Company, and Intellinetics shall have received the Company Closing Certificate to such effect.

(c) Consents. The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(e) No Financial Obligations. Immediately prior to the Closing, the Company shall have no material liabilities or obligations, other than as set forth in Section 5.10 hereof.

(f) SEC Compliance. Immediately prior to the Closing, the Company shall be in compliance with the reporting requirements under the Exchange Act.

(g) Business Records. The Company shall have delivered to Intellinetics the Business Records.

(h) Releases. The directors and officers of the Company shall provide to Intellinetics releases, in form satisfactory to Intellinetics and its counsel, of any and all claims they have or may have against the Company prior to and as of the Closing.

(i) Opinion. The Company shall have provided to Intellinetics a legal opinion of the Company’s counsel, satisfactory to Intellinetics and its counsel regarding (i) the Company’s corporate status and good standing, (ii) the Company’s corporate power and authority to enter into and perform the Agreement and (iii) the due authorization, valid issuance, fully paid status and nonassessability of Company Common Stock being issued to the shareholders of Intellinetics.

(j) Other Deliveries. At or prior to the Closing, the Company shall have delivered to Intellinetics (i) copies of resolutions and actions taken by the Company’s board of directors in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Intellinetics and its counsel in order to consummate the transactions contemplated hereunder.

(k) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Intellinetics, a Material Adverse Effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.

(l) OTCBB Quotation. The Company shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(m) No Suspensions of Trading in Company Stock; Listing. Trading in the Company Common Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Company Common Stock shall have been at all times since such date listed for trading on a trading market.

(n) Satisfactory Completion of Due Diligence. Intellinetics shall have completed its legal, accounting and business due diligence of the Company and the results thereof shall be satisfactory to Intellinetics in its sole and absolute discretion.

6.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Intellinetics contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing. The Company shall have received a certificate with respect to the foregoing signed on behalf of Intellinetics by an authorized officer of Intellinetics (the “Intellinetics Closing Certificate”).

(b) Agreements and Covenants. Intellinetics shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Intellinetics) does not, or will not, constitute a Material Adverse Effect on Intellinetics, and Intellinetics shall have received the Intellinetics Closing Certificate to such effect.

(c) Consents. Intellinetics shall have obtained all consents, waivers, permits and approvals required in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Intellinetics.

(d) Material Adverse Effect. No Material Adverse Effect with respect to Intellinetics shall have occurred since the date of this Agreement.

(e) Intellinetics Financial Statements. Intellinetics shall have delivered to the Company the U.S. GAAP Financial Statements, the Interim Financial Statements, the Pro Forma Financial Statements and the Permissions.

(f) Closing Payment. The Closing Payment shall have been disbursed as provided in Section 5.8.

(g) Other Deliveries. At or prior to the Closing, Intellinetics shall have delivered to the Company: (i) copies of resolutions and actions taken by Intellinetics’s board of directors in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VII

SURVIVAL

Except as specifically set forth in Sections 1.4, 1.6, 5.6, 5.8, 5.9, 5.10, 8.3 and 9.1, and except where the performance of any covenant or agreement by Intellinetics following the Closing is contemplated under this Agreement (collectively, the “Surviving Provisions”), all representations, warranties, agreements and covenants contained in or made pursuant to this Agreement by any party hereto or contained in any Schedule hereto shall not survive the Closing, and no claims made by virtue of such representations, warranties, agreements and covenants shall be made or commenced by any party hereto from and after the Closing.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Initial

Closing:

(a) by mutual written agreement of Intellinetics and the Company at any time;

(b) by either Intellinetics or the Company if the Transactions shall not have been consummated by February 29, 2012 (the “Expiration Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Intellinetics or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Intellinetics set forth in this Agreement, or if any representation or warranty of Intellinetics shall have become materially untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Intellinetics’s representations and warranties or breach by Intellinetics is curable by Intellinetics prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Intellinetics of such breach, provided Intellinetics continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if the Company shall have materially breached this Agreement or if such breach by Intellinetics is cured during such thirty (30)-day period); and

(e) by Intellinetics, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become materially untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Closing Date, then Intellinetics may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Intellinetics to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Intellinetics may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period).

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the provision therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 8.2, Section 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

8.3 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. The parties further agree that, whether or not the Transactions are consummated, Intellinetics shall be responsible for any and costs and expenses incurred by it in connection with the preparation of this agreement and the Transaction Form 8-K (including the U.S. GAAP Financial Statements and Pro Forma Financial Statements contained therein), and costs and expenses incurred by it in connection with the preparation of the Information Statement and the filing and mailing thereof.

8.4 Amendment. This Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

POST-CLOSING COVENANTS

9.1 Post-Closing Covenants. During the period beginning upon the Closing and ending on the first (1st) anniversary of the Closing, Intellinetics agrees to, and to cause the Company, to satisfy, perform and comply with, the following agreements and covenants:

(a) Remain a Section 12(g) reporting company in compliance with and current in its reporting requirements under the Exchange Act.

(b) Within forty-five days following the Closing, the Company’s Board of Directors shall satisfy the independence, audit and compensation committee and other corporate governance requirements under the SOX Act, the rules and regulations promulgated by the SEC.

(c) File within the statutory time limits any required filings or notifications with the SEC, FINRA and any other federal, state or regulatory agency including any agency or organization with jurisdiction over any exchange on which the Company’s securities are listed or traded, and responds in a timely manner, and to the satisfaction of the SEC, to any review or inquiry by the SEC to the Transaction’ Form 8-K and the U.S. GAAP Financial Statements contained therein.

(d) In the event Intellinetics’s certified public accountants resign or are terminated for any reason, promptly engage a new certified public accountant registered with PCAOB.

(e) Duly adopt audit and compensation committee and schedule regular meetings for the audit and compensation committee meetings are scheduled, with notice to all directors, and such committee meetings are properly held as scheduled.

(f) Duly adopt, cause its management to comply with, proper disclosure, and code of ethics policies as adopted by Intellinetics’s board.

(g) Use its commercially reasonable efforts to obtain and maintain a quotation of its shares of Company Common Stock on the OTC BB, Nasdaq or AMEX, and cooperate with or assist any FINRA member firm in the maintenance of quotation of Company Common Stock on the OTC BB, Nasdaq or AMEX.

9.2 Other Provisions. Notwithstanding anything contained herein to the contrary, the provisions of this Article IX shall survive (and not be affected in any respect by) the Closing.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)    if to the Company, to:

Globalwise Investments, Inc.

Attn: Mr. Donald R. Mayer, President

2157 S. Lincoln Street

Salt Lake City, Utah 84106

gwiv@live.com

801-323-3295 (telephone)

801-359-1959 (facsimile)

with a copy to:

Daniel W. Jackson, Esq.

2157 Lincoln Street

Salt Lake City, Utah 84106

801-596-8338 (telephone)

801-364-5645 (facsimile)

Cindy Shy, Attorney

P.O. Box 380-236

Ivins, Utah 84738

435-674-1282 (telephone)

435-673-2127 (facsimile)

cshypc@hotmail.com

(b)    if to Intellinetics, to:

Intellinetics, Inc.

Attn: William Santiago, President

2190 Dividend Drive

Columbus, Ohio 43228

with a copy to:

David W. Braswell, Esq.

Armstrong Teasdale LLP

7700 Forsyth Blvd., Suite 1800

St. Louis, MO 63105

314-621-5070 (telephone)

314-621-5065 (facsimile)

10.2 Interpretation.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(b) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity (it being understood that neither of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (a) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (b) changes in general national economic conditions, (c) changes affecting the industry generally in which Company or Intellinetics operates, or (d) any SEC rulemaking requiring enhanced disclosure of those transactions with a public shell company.

(c) For purposes of this Agreement, the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b)), and all requirements set forth in applicable Contracts (as defined in Section 2.19).

(d) For purposes of this Agreement, the term “Subsidiary” shall mean any Person in which the Company or Intellinetics or any subsidiary thereof directly or indirectly, owns beneficially securities or interests representing 50% or more of (x) the aggregate equity or profit interests, or (y) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise.

(e) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(f) For purposes of this Agreement, all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures by facsimile or in electronic form shall be treated the same as if such signatures were original signatures of the parties.

10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Intellinetics and the Company is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, USA, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Exchange Agreement to be executed as of the date first written above.

GLOBALWISE INVESTMENTS, INC.

By:	/s/ Donald R. Mayer
Donald R. Mayer, President

INTELLINETICS, INC.

By:	/s/ William J. Santiago
William J. Santiago, President